Filed Pursuant to Rule 433
Registration Statement No. 333- 124095
Dated October 20 2006

10.10% Knock-In Reverse Convertible Securities, Due October 26, 2007 Linked to the Common
Stock of Tyson Foods, Inc. (“TSN”)

Issuer:	Eksportfinans ASA (Moody’s: Aaa / Fitch: AAA / Standard & Poor’s: AA+)

Agent:	IXIS Securities North America Inc.

Securities:	10.10% Knock-In Reverse Convertible Securities, due October 26, 2007

Underlying Share:	Tyson Foods, Inc. (ticker: TSN)

Interest Rate (Coupon):	10.10% per annum, payable monthly on November 27, 2006; December 26, 2006; January 26, 2007; February 26, 2007; March 26, 2007; April 26, 2007; May 29, 2007; June 26, 2007; July 26, 2007; August 27, 2007; September 26, 2007 and October 26, 2007

Denomination/Principal Amount:	$1,000 per note

Principal Amount:	$415,000

Pricing Date:	October 20, 2006

Settlement Date:	October 26, 2006

Valuation Date:	October 22, 2007

Maturity Date:	October 26, 2007

Initial Price:	$14.55

Knock-In Price:	$11.640 or 80% of the Initial Price

Share Redemption Amount:	68.7285 shares of Underlying Share for each $1,000 Principal Amount of Securities, which equals $1,000 divided by the Initial Price

Payment at Maturity:	(i) If the official closing price of the Underlying Share has not been below the Knock-In Price during the period from the Pricing Date to and including the Valuation Date, a cash payment of $1,000.00 per note, or

(ii) If the official closing price of the Underlying Share has been below the Knock-In Price during the period from the Pricing Date to and including the Valuation Date:

(a) A cash payment of $1,000.00 per note, if the official closing price of the Underlying Share on the Valuation Date is equal to or greater than the Initial Price, or

(b) A number of Underlying Shares equal to the Share Redemption Amount, if the official closing price of the Underlying Share on the Valuation Date is less than the Initial Price.

Cusip / ISIN:	28264QDJ0 / US28264QDJ04

Payment and Delivery:	Payment in full on the Settlement Date to be made to the Agent through Bank of New York, against delivery of the Notes to Bank of New York on behalf of the Agent, as agent for the Issuer.

Calculation Agent:	IXIS Derivatives Inc.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 866-369-6147.